U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                          Date of Report: July 31, 2000



                              GOLDSTATE CORPORATION
        (Exact name of small business issuer as specified in its charter)

                                     NEVADA
              (State or other Jurisdiction as Specified in Charter



        00-26705                                         88-0354425
(Commission file number)                    (I.R.S. Employer Identification No.)



                       3305 Spring Mountain Road, Suite 60
                             Las Vegas, Nevada 89012
                    (Address of Principal Executive Offices)

                                 (888) 228-5526
                           (Issuer's telephone number)

Items 1 through 4, 6 and 8 not applicable.

Item 5. Other Events

     On behalf of the Board of Directors, Goldstate Corporation (the "Company") (symbol OTCBB: GDSA) announces that on July 31, 2000, the Company does not consider the acquisition of 100% of the issued and outstanding shares of FP Telecom Ltd., a corporation organized under the laws of Alberta, Canada ("FP Telecom"), a probable event and thus has terminated discussions with FP Telecom.

     On April 20, 2000, the Company entered into a letter agreement with FP Telecom regarding acquisition of 100% of FP Telecom's issued and outstanding shares of common stock (the "Letter Agreement"). FP Telecom is engaged in the leasing of cellular telephone equipment and services to credit challenged consumers.

     The Company and FP Telecom agreed that as a pre-condition to closing such acquisition and the consummation of a formal agreement encompassing the terms and provisions of the Letter Agreement, the Company conduct to its satisfaction due diligence including, but not limited to, financial statements, inventory of assets and liabilities, confirmation that FP Telecom has complied with all regulatory filings, and receipt of necessary approvals regarding the transaction including shareholder approval.

     As of July 31, 2000, the Company does not consider FP Telecom a probable acquisition and has terminated discussions regarding its acquisition based upon the results of the Company's due diligence. The Company's due diligence has resulted in the determination that FP Telecom is not able to produce adequate corporate books and records, audited financial statements, nor other requested documentation.

     However, in the event FP Telecom is able to produce in the future such documentation and any other documentation the Company requires, management believes that there is a possibility discussions and negotiations between the Company and FP Telecom may resume.

Item 7. Financial Statements and Exhibits.

     (a)  Financial Statements of Businesses Acquired.

          Not Applicable.

     (b)  Pro Forma Financial Information.

          Not Applicable.

     (c)  Exhibits.

          Not Applicable.

                                   SIGNATURES

     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                            GOLDSTATE CORPORATION


Date: July 31, 2000                         By: /s/ Carson Walker
                                            ---------------------
                                            Carson Walker, President